EXHIBIT 10.22

ADDENDUM TO THE EMPLOYMENT AGREEMENT OF MR. ERIC J. BAVA This Addendum (the “Addendum”) is entered into as of October 1, 2024, by and between Verde Resources, Inc., a Nevada corporation (the “Company”), and Mr. Eric J. Bava (“Mr. Bava,” and together with the Company, the “Parties”). This Addendum amends the Employment Agreement dated as of October 1, 2023 between the Parties (the “Agreement”).

1.  Amendment to Share-Based Compensation

Effective from October 1, 2024 (the beginning of the second year of Mr. Bava’s service), the provision in the Agreement relating to Mr. Bava’s annual share compensation is hereby   amended   and   restated   in   its   entirety as  follows:

“In lieu of 670,000 shares of the Company’s Common Stock per year, Mr. Bava shall be entitled to receive fixed annual equity compensation valued at Sixty Thousand U.S. Dollars (USD $60,000) per year. The number of shares to be issued annually shall be determined based on the fair market value of the Company’s Common Stock as of the grant date each year. All such equity awards shall be fully vested upon issuance.”

2.  No Other Amendments

Except as specifically set forth in this Addendum, all other terms, conditions, and provisions of the Agreement shall remain unchanged and in full force and effect.

3.  Ratification

The parties acknowledge and agree that this Addendum accurately reflects the modification to the compensation terms and is entered into voluntarily and with full authority.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first written above.

For and on behalf of Verde Resources, Inc.

By: /s/ Jack Wong

Name: Jack Wong Title: CEO

Date: May 1, 2025

Mr. Eric J. Bava

Signature: /s/ Eric J. Bava

Title: Chief Operating Officer Date: May 1, 2025